                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)




                             Reliant Resources, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   75952B 10 5
                             -----------------------
                                 (CUSIP Number)



                                December 31, 2001
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                     -------------------
 CUSIP NO.  75952B 10 5                                       PAGE 2 OF 6 PAGES
================================================================================

      1         NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                   Reliant Energy, Incorporated (I.R.S. Employer Identification No. 74-0694415)
--------------------------------------------------------------------------------

      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              Not Applicable                       (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------

      3         SEC USE ONLY

--------------------------------------------------------------------------------

      4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Texas

--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                       240,000,000
      NUMBER OF
       SHARES             ------------------------------------------------------
     BENEFICIALLY         6     SHARED VOTING POWER
      OWNED BY
        EACH                           -0-
      REPORTING           ------------------------------------------------------
       PERSON             7     SOLE DISPOSITIVE POWER
        WITH
                                       240,000,000
                          ------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
       9         AGGREGATE  AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     240,000,000

--------------------------------------------------------------------------------
      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                     Not Applicable                               [ ]

--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     82.4% (Calculations of class ownership percentage in this Schedule 13G are based on 291,175,800 total outstanding shares as of November 8, 2001, as stated on the cover page of Reliant Resources, Inc.'s quarterly report on Form 10-Q for its quarterly period ended September 30, 2001, as filed with the Securities and Exchange Commission.)

--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON

                     CO
================================================================================

CUSIP No. 75952B 10 5                                          Page 3 of 6 Pages

ITEM 1.

    Item 1(a)     Name of Issuer:                  Reliant Resources, Inc.

    Item 1(b)     Address of Issuer's              1111 Louisiana
                  Principal Executive Offices:     Houston, Texas  77002

ITEM 2.

    Item 2(a)     Name of Person(s) Filing:        Reliant Energy, Incorporated

    Item 2(b)     Address of Principal             1111 Louisiana
                  Business Office:                 Houston, Texas  77002

    Item 2(c)     Citizenship:                     Reliant Energy, Incorporated
                                                   is a corporation organized
                                                   under the laws of the State
                                                   of Texas

    Item 2(d)     Title of Class of Securities:    Common Stock, par value $.001
                                                   per share

    Item 2(e)     CUSIP Number:                    75952B 10 5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


                  (a)   [ ]   Broker or dealer registered under section 15 of
                              the Act.


                  (b)   [ ]   Bank as defined in section 3(a)(6) of the Act.


                  (c)   [ ]   Insurance company as defined in section 3(a)(19)
                              of the Act.


                  (d)   [ ]   Investment company registered under section 8 of
                              the Investment Company Act of 1940.

                  (e)   [ ]   Investment adviser in accordance with Section
                              240.13d-1(b)(1)(ii)(E).


                  (f)   [ ]   Employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F).


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CUSIP No. 75952B 10 5                                          Page 4 of 6 Pages

                  (g)   [ ]   Parent holding company or control person, in
                              accordance with Section 240.13d-1(b)(ii)(G).

                  (h)   [ ]   Savings Associations as defined in Section 3(b)
                              of the Federal Deposit Insurance Act.

                  (i)   [ ]   Church plan that is excluded from the definition
                              of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

                  (j)   [ ]   Group, in accordance with Section
                              240.13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)   Amount Beneficially Owned:                                 240,000,000

                  (b)   Percent of Class Beneficially Owned:                       82.4%

                  (c)   Number of shares as to person has:

                        (i)   Sole power to vote or to direct the vote:            240,000,000

                        (ii)  Shared power to vote or to direct the vote:          -0-

                        (iii) Sole power to dispose or to direct the disposition
                              of:                                                  240,000,000

                        (iv)  Shared power to dispose or to direct the
                              disposition:                                         -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

CUSIP No. 75952B 10 5                                          Page 5 of 6 Pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.          CERTIFICATION

                  Not Applicable

CUSIP No. 75952B 10 5                                          Page 6 of 6 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 14, 2002

                                   RELIANT ENERGY, INCORPORATED



                                   By: /s/ Hugh Rice Kelly
                                       -----------------------------------------
                                       Name:  Hugh Rice Kelly
                                       Title: Executive Vice President, General
                                              Counsel and Corporate Secretary